Exhibit 99.1
Professional Holding Corp. Reports Fourth-Quarter and Annual 2021 Results
Quarterly Net Income of $4.0 million Leads to Net Income of $21.4 million for the Year Ended December 31, 2021.
Coral Gables, FL., January 27, 2022 – Professional Holding Corp. (the “Company”) (NASDAQ:PFHD), the parent company of Professional Bank (the “Bank”), today reported net income of $4.0 million, or $0.30 per share, for the fourth quarter of 2021 compared to net income of $6.3 million, or $0.48 per share, for the third quarter of 2021, and net income of $5.5 million, or $0.41, for the fourth quarter of 2020. For the year ended December 31, 2021, net income totaled $21.4 million, or $1.61 per share, compared to net income of $8.3 million, or $0.69 per share for the year ended December 31, 2020.

Daniel R. Sheehan, Chairman and CEO of Professional Holding Corp., said: "Our loan portfolio continues to expand nicely, largely due to our increasing gross loan production. I am particularly proud of our bankers who delivered outsized origination volume in 2021, and look forward to continuing that momentum into 2022 across our new and existing markets.”
Results of Operations for the Three Months Ended December 31, 2021
•Net income decreased $2.3 million, or 37.0%, to $4.0 million compared to the prior quarter. The decrease was comprised of lower net interest income of $1.0 million, a decrease in noninterest income of $0.2 million, an increase in noninterest expense of $1.3 million, and a higher provision expense of $0.8 million.
•Net interest income decreased $1.0 million, or 5.1%, to $18.1 million compared to the prior quarter primarily due to a decrease in loan yield in our commercial real estate loan portfolio. The loan yield decrease was due to prior quarter’s acceleration of the Bank’s Payroll Protection Program (“Professional Bank PPP”) loan fees and acceleration of purchase accounting loan marks from the Marquis Bancorp, Inc. (“MBI”) acquisition. The Company remains asset sensitive and net interest income is expected to increase in a rising interest rate environment. Net interest income, excluding Professional Bank PPP income and purchase accounting marks from the MBI acquisition, increased $0.4 million, or 2.9%, to $15.4 million, compared to the prior quarter, see Reconciliation of non-GAAP Financial Measures.
•Provision expense increased $0.8 million, or 77.4%, to $1.9 million compared to the prior quarter primarily due to loan growth during the quarter, and, to a lesser extent, a specific reserve on a non-performing impaired loan.
•Noninterest income decreased $0.2 million, or 12.6%, to $1.3 million compared to the prior quarter primarily due to a decrease in service charges associated with deposit correspondent fees from service charges on deposit accounts associated with acting as a correspondent bank for a Payroll Protection Program lender (the “Correspondent Banking Relationship”) Correspondent Banking Relationship, lower SWAP fee income due to a lower volume of SWAP transactions, and a decrease in fees generated from loans held for sale, partially offset by higher Small Business Administration (“SBA”) loan origination fees.
•Noninterest expense increased $1.3 million, or 11.0%, to $12.9 million compared to the prior quarter primarily due to increases in salary and benefits of $0.7 million to support scalable growth, $0.5 million loss attributable to a wire erroneously sent by the Bank in reliance on instructions that appear to have originated from a client's compromised computer system, and an increase of $0.2 million in the provision for unfunded off-balance sheet items, partially offset by a $0.3 million charitable contribution expense in prior quarter.
Results of Operations for the Year Ended December 31, 2021
•The variance in the Results of Operations for 2021 compared to 2020 occurred in part due to the March 26, 2020, closing date of the MBI acquisition as there were 281 days of MBI integration in 2020 compared to a full year in 2021 (the “MBI Variance”).
•Net income increased $13.1 million, or 157.2%, to $21.4 million compared to the prior year. The increase was primarily due to an increase in net interest income resulting from the MBI Variance, the acceleration of Professional Bank PPP loan fees, deposit fees associated with the Correspondent Banking Relationship, as well as lower provision for loan losses primarily due to the macro environment stabilization following the increased reserves at the early stages of COVID-19 pandemic in 2020 and having addressed the impairment of a previously disclosed loan in the third quarter of 2020.
•Net interest income increased $12.3 million, or 20.4%, to $72.3 million compared to the prior year primarily due to loan growth and an increase in forgiveness of Professional Bank PPP loans resulting in a higher amount of loan fees recognized in addition to a reduction in interest expense on deposit accounts. Net interest income, excluding Professional Bank PPP income and purchase accounting marks from the MBI acquisition increased $9.0 million, or 18.4%, to $58.0 million, compared to the prior year, see Reconciliation of non-GAAP Financial Measures.
•Noninterest income increased $1.9 million, or 43.7%, to $6.2 million, compared to the prior year primarily due to an increase of $0.9 million in service charges associated with the Correspondent Banking Relationship, $0.6 million in service charges on other deposit accounts, a $0.6 million increase in Bank Owned Life Insurance income, and a $0.1 million increase in SBA loan origination fees, partially offset by a $0.3 million decrease in fees generated from loans held for sale, and a $0.1 million decrease in SWAP fee income.
•Noninterest expense increased $3.6 million, or 8.4%, to $47.3 million compared to the prior year. The year-over-year increase was due to increased salaries and employee benefits resulting from our opening of LPOs in Tampa Bay and Jacksonville, investments in digital infrastructure, and higher regulatory and professional fees related to accounting and regulatory compliance, partially offset by prior year MBI acquisition expenses. The Bank’s number of employees increased from 182 as of December 31, 2020, to 208 as of December 31, 2021.
Financial Condition:
On December 31, 2021:
•Total assets remained relatively unchanged at $2.7 billion compared to the prior quarter. Total assets increased 29.5%, or $0.6 billion, compared to December 31, 2020, primarily as a result of increases in cash and cash equivalents, net loans, and taxable securities available-for-sale.
•Total loans increased $89.9 million, or 5.3%, to $1.8 billion compared to the prior quarter. The increase was driven by loan originations of approximately $304.3 million, of which $226.6 million funded, partially offset by loan paydowns and prepayments. The Professional Bank PPP loan balance decreased $26.5 million, or 31.1%, to $58.6 million from the prior quarter.
•Total deposits remained relatively unchanged at $2.4 billion compared to the prior quarter. An increase in money market deposit accounts were mostly offset by a decrease in noninterest bearing demand deposit accounts due to SBA loan forgiveness payments related to the Correspondent Banking Relationship.
•Nonperforming assets decreased $0.7 million to $2.1 million compared to the prior quarter due to a charge-off of a previously disclosed impaired loan. As of December 31, 2020, the Company had nonperforming assets of $10.4 million. There were no charge-offs during the three months ended December 31, 2020.
Capital
The Company continues to remain well capitalized per regulatory requirements. As of December 31, 2021, the Company had a total risk-based capital ratio of 12.7% and a leverage capital ratio of 7.7%.
On March 2, 2020, the Company’s Board of Directors authorized the repurchase from time to time of the Company’s Class A Common Stock. Under this program, shares may be repurchased in open market transactions, including plans complying with Rule 10b5-1 under the Exchange Act. Effective May 6, 2021, the Company’s Board of Directors authorized an increase in the amount available under its existing stock repurchase program such that $10.0 million of additional funds were made available to repurchase outstanding shares of the Company’s Class A Common Stock. For the three months ended December 31, 2021, the Company repurchased 40,052 shares of Class A Common Stock, at an average price of $18.90 per share. As of December 31, 2021, year to date, the Company repurchased 381,419 shares of Class A Common Stock, at an average price of 17.81 per share. Under the stock repurchase program $4.1 million remained available as of December 31, 2021.

Liquidity
The Company maintains a strong liquidity position. On December 31, 2021, in addition to its balance sheet liquidity, the Company had the ability to generate approximately $449.9 million in liquidity through available resources. Additionally, the Company retained $5.8 million in cash at the holding company. During the fourth quarter of 2021, the Company redeemed in full, the amount of its subordinated notes payable of $10.0 million, in accordance with its contractual terms. On December 31, 2021, the Company had $10.0 million of outstanding borrowings at Valley National Bank, N.A. (“Valley”). As previously disclosed, during the first quarter of 2022, the Company completed both a private placement transaction, pursuant to which the Company issued and sold a subordinated note due 2032 in the principal amount of $25.0 million, and increased the availability under its revolving line of credit at Valley from $10.0 million to $25.0 million.
Net Interest Income and Net Interest Margin Analysis
Net interest income was $18.1 million for the three months ended December 31, 2021. The following table shows the average outstanding balance of each principal category of the Company’s assets, liabilities, and shareholders’ equity, together with the average yields on assets and the average costs of liabilities for the periods indicated. Such yields and costs are calculated by dividing the annualized income or expense by the average daily balances of the corresponding assets or liabilities for the respective periods. For the three months ended December 31, 2021, the Company’s cost of funds was 0.30%.

(Dollars in thousands)	For the Three Months Ended December 31,
	2021			2020
	Average Outstanding Balance	Interest Income/ Expense (4)	Average Yield/Rate	Average Outstanding Balance	Interest Income/ Expense (4)	Average Yield/Rate
Assets
Interest earning assets
Interest-bearing deposits	$700,741	$263	0.15%	$177,707	$46	0.10%
Federal funds sold	21,969	13	0.23%	60,070	29	0.19%
Federal Reserve Bank stock, FHLB stock and other corporate stock	7,760	106	5.42%	8,079	101	4.96%
Investment securities - taxable	129,602	290	0.89%	75,094	172	0.91%
Investment securities - tax exempt	18,694	166	3.52%	22,468	212	3.74%
Loans (1)	1,705,563	19,159	4.46%	1,600,163	19,896	4.93%
Total interest earning assets	2,584,329	19,997	3.07%	1,943,581	20,456	4.18%
Loans held for sale	802			—
Noninterest earning assets	136,892			109,178
Total assets	$2,722,023			$2,052,759
Liabilities and shareholders’ equity
Interest-bearing liabilities
Interest-bearing deposits	1,619,355	1,634	0.40%	1,147,211	1,369	0.47%
Borrowed funds	39,796	240	2.39%	201,202	846	1.67%
Total interest-bearing liabilities	1,659,151	1,874	0.45%	1,348,413	2,215	0.65%
Noninterest-bearing liabilities
Noninterest-bearing deposits	814,767			480,372
Other noninterest-bearing liabilities	18,514			18,962
Shareholders’ equity	229,591			207,677
Total liabilities and shareholders’ equity	$2,722,023			$2,055,424
Net interest spread (2)			2.62%			3.52%
Net interest income		$18,123			$18,241
Net interest margin (3)			2.78%			3.73%
_________________________________________
(1)Includes nonaccrual loans.
(2)Net interest spread is the difference between interest earned on interest earning assets and interest paid on interest-bearing liabilities.
(3)Net interest margin is a ratio of net interest income to average interest earning assets for the same period.
(4)Interest income on loans includes loan fees of $1.7 million and $2.0 million for the three months ended December 31, 2021, and 2020, respectively.

Provision for Loan Losses
The Company’s provision for loan losses amounted to $1.9 million for the quarter ended December 31, 2021, an increase of $0.8 million compared to the prior quarter. The increase in the provision expense was due to loan growth during the quarter, and to a lesser extent, a specific reserve on a non-performing impaired loan.
Investment Securities
The Company’s investment portfolio increased $80.5 million, or 66.8%, to $201.2 million compared to the prior quarter. The increase was due to purchases of approximately $91.0 million in high quality MBS/CMO, SBA, and CDD bonds in our available for sale portfolio, partially offset by $6.2 million in MBS and SBA principal paydowns, in addition to $2.6 million in investment calls during the quarter. To supplement interest income earned on the Company’s loan portfolio, the Company invests in high quality mortgage-backed securities, government agency bonds, corporate bonds, community development district bonds, and equity securities (including mutual funds). Equity securities include $0.8 million of investments, made through our subsidiary Pro Opp Fund LLC, in businesses directly and indirectly related to the Company’s core business as permitted under the U.S. Bank Holding Company Act. Additionally, Pro Opp Fund LLC has an additional $0.9 million of unfunded investments outstanding.
Loan Portfolio
The Company’s primary source of income is derived from interest earned on loans. The Company’s loan portfolio consists of loans secured by real estate as well as commercial business loans, construction and development loans, and other consumer loans. The Company’s loan clients primarily consist of small to medium sized businesses, the owners and operators of those businesses, and other professionals, entrepreneurs and high net worth individuals. The Company’s owner-occupied and investment commercial real estate loans, residential construction loans, and commercial business loans provide higher risk-adjusted returns, shorter maturities, and more sensitivity to interest rate fluctuations and are complemented by the relatively lower risk residential real estate loans to individuals. The Company’s lending activities are principally directed to the Miami-Dade MSA. The following table summarizes and provides additional information about certain segments of the Company’s loan portfolio as of December 31, 2021:

(Dollars in thousands)	December 31, 2021		December 31, 2020 (1)
	Amount	Percent	Amount	Percent
Loans held for investment:
Commercial real estate	$902,654	50.8%	$777,025	46.9%
Residential real estate	377,511	21.3%	379,534	22.9%
Commercial (Non-PPP)	325,415	18.3%	206,095	12.4%
Commercial (PPP)	58,615	3.3%	185,748	11.2%
Construction and land development	91,520	5.1%	99,590	6.0%
Consumer and other	21,449	1.2%	9,689	0.6%
Total loans held for investment, gross	1,777,164	100.0%	1,657,681	100.0%
Allowance for loan losses	(12,704)		(16,259)
Loans held for investment, net	$1,764,460		$1,641,422

Loans held for sale:
Loans held for sale	$165	100.0%	$1,270	100.0%
Total loans held for sale	$165		$1,270
___________________________________________
(1)Certain prior period amounts have been reclassified to conform to the current period presentation.
As of December 31, 2021, the Company participated in all three rounds of the PPP and funded 2,287 small business loans representing approximately $340.5 million in relief proceeds, of which 1,931 loans totaling $280.6 million were forgiven by the SBA. Most of the Professional Bank PPP loans were initially pledged to the Federal Reserve as part of the Payroll Protection Program Liquidity Facility ("PPPLF"). The PPPLF pledged loans are non-recourse to the Company. However, the Company paid off all of the PPPLF advances during the first and second quarter of 2021 and the balance of PPPLF advances made by the Company was $0 on December 31, 2021.

As a result of the COVID-19 pandemic the Company has reviewed and processed numerous debt service relief requests in accordance with Section 4013 of the CARES Act and interagency guidelines published by federal banking regulators on March 13, 2020. As currently interpreted by the agencies, the guidelines assert that short-term modifications made on good faith for reasons related to the COVID-19 pandemic to borrowers who were current prior to such relief are not considered Troubled Debt Restructurings (“TDRs”). These modifications include deferrals of principal and interest, modification to interest only, and deferrals to escrow requirements. The modifications had varying terms up to six months. As of December 31, 2021, all of these loans had returned to normal payment schedules.
Non-Performing Assets
As of December 31, 2021, the Company had nonperforming assets of $2.1 million, or 0.08% of total assets, compared to nonperforming assets of $2.8 million, or 0.10% of total assets, on September 30, 2021. As of December 31, 2020, the Company had nonperforming assets of $10.4 million, or 0.51% of total assets.
Allowance for Loan and Lease Loss (“ALLL”)
The Company’s allowance for loan losses increased $1.2 million, or 10.7%, to $12.7 million compared to the prior quarter due to growth in our loan portfolio, partially offset by a partial charge-off of a previously impaired loan. The Company’s allowance for loan losses as a percentage of total loans held for investment (excluding Professional Bank PPP loans) was 0.74% on December 31, 2021, compared to 1.10% on December 31, 2020. The December 31, 2020, ALLL included the reserve for a previously disclosed impaired loan, see Reconciliation of non-GAAP Financial Measures.

PROFESSIONAL HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollar amounts in thousands, except share data)

	December 31, 2021	December 31, 2020
ASSETS
Cash and due from banks	$38,469	$62,305
Interest-bearing deposits	545,521	129,291
Federal funds sold	13,477	25,376
Cash and cash equivalents	597,467	216,972
Securities available for sale, at fair value - taxable	175,536	65,110
Securities available for sale, at fair value - tax exempt	18,765	22,398
Securities held to maturity (fair value December 31, 2021 – $242, December 31, 2020 – $1,561)	236	1,547
Equity securities	6,638	6,005
Loans, net of allowance of $12,704 and $16,259 as of December 31, 2021, and December 31, 2020, respectively	1,764,460	1,641,422
Loans held for sale	165	1,270
Federal Home Loan Bank stock, at cost	2,341	3,229
Federal Reserve Bank stock, at cost	5,426	4,762
Accrued interest receivable	5,272	6,666
Premises and equipment, net	3,871	4,370
Bank owned life insurance	38,485	37,360
Deferred tax asset	9,510	10,525
Goodwill	24,621	24,621
Core deposit intangibles	1,145	1,422
Other assets	10,173	9,591
Total assets	$2,664,111	$2,057,270
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand – non-interest bearing	$674,003	$475,598
Demand – interest bearing	310,362	232,367
Money market and savings	1,121,330	715,003
Time deposits	265,693	236,575
Total deposits	2,371,388	1,659,543
Federal Home Loan Bank advances	35,000	40,000
Official Checks	4,125	4,447
Other borrowings	10,000	114,573
Subordinated debt	—	10,153
Accrued interest and other liabilities	12,074	12,989
Total liabilities	2,432,587	1,841,705
Stockholders’ equity
Preferred stock, 10,000,000 shares authorized, none issued	—	—
Class A Voting Common stock, $0.01 par value; authorized 50,000,000 shares, issued 14,393,750 and outstanding 13,446,400 shares as of December 31, 2021, and authorized 50,000,000 shares, issued 14,100,760 and outstanding 13,534,829 shares on December 31, 2020	144	141
Class B Non-Voting Common stock, $0.01 par value; 10,000,000 shares authorized, none issued and outstanding on December 31, 2021, and December 31, 2020	—	—
Treasury stock, at cost	(16,003)	(9,209)
Additional paid-in capital	212,012	208,995
Retained earnings	36,120	14,756
Accumulated other comprehensive income (loss)	(749)	882
Total stockholders’ equity	231,524	215,565
Total liabilities and stockholders' equity	$2,664,111	$2,057,270

PROFESSIONAL HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)
(Dollar amounts in thousands, except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Interest income
Loans, including fees	$19,159	$19,896	$76,912	$66,296
Investment securities - taxable	290	172	816	835
Investment securities - tax exempt	166	212	735	642
Dividend income on restricted stock	107	101	397	414
Other	275	75	761	912
Total interest income	19,997	20,456	79,621	69,099

Interest expense
Deposits	1,634	1,369	5,857	6,777
Federal Home Loan Bank advances	183	202	751	964
Subordinated debt	43	—	378	—
Other borrowings	14	644	327	1,305
Total interest expense	1,874	2,215	7,313	9,046

Net interest income	18,123	18,241	72,308	60,053
Provision for loan losses	1,880	1,252	4,740	10,017
Net interest income after provision for loan losses	16,243	16,989	67,568	50,036

Non-interest income
Service charges on deposit accounts	504	348	2,741	1,196
Income from Bank owned life insurance	281	124	1,125	502
SBA origination fees	94	—	260	114
SWAP fee income	128	404	909	1,026
Loans held for sale income	89	289	551	808
Gain on sale and call of securities	16	21	39	37
Other	178	333	562	623
Total non-interest income	1,290	1,519	6,187	4,306

Non-interest expense
Salaries and employee benefits	8,044	6,971	29,277	25,579
Occupancy and equipment	987	1,241	3,929	4,292
Data processing	313	305	1,182	1,276
Marketing	(103)	(178)	635	545
Professional fees	743	650	2,830	2,373
Acquisition expenses	—	27	684	3,328
Regulatory assessments	433	348	1,681	1,112
Other	2,483	1,722	7,048	5,115
Total non-interest expense	12,900	11,086	47,266	43,620

Income before income taxes	4,633	7,422	26,489	10,722
Income tax provision	673	1,881	5,125	2,417
Net income	3,960	5,541	21,364	8,305

Earnings per share:
Basic	$0.30	$0.41	$1.61	$0.69
Diluted	$0.29	$0.40	$1.54	$0.67

Other comprehensive income:
Unrealized holding gain (loss) on securities available for sale	(1,080)	40	(2,161)	1,265
Tax effect	265	(10)	530	(310)
Other comprehensive gain (loss), net of tax	(815)	30	(1631)	955
Comprehensive income	$3,145	$5,571	$19,733	$9,260

PROFESSIONAL HOLDING CORP.
EARNINGS PER COMMON SHARE (Unaudited)
(Dollar amounts in thousands, except share data)
Basic earnings per common share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding plus the effect of employee stock options during the year.

	Three Months Ended December 31,		Year Ended	Year Ended December 31,
	2021	2020		2021	2020
Basic earnings per share:
Net income	$3,960	$5,541		$21,364	$8,305
Total weighted average common stock outstanding	13,202,477	13,373,516		13,308,682	12,042,477
Net income per share	$0.30	$0.41		$1.61	$0.69
Diluted earnings per share:
Net income	$3,960	$5,541		$21,364	$8,305
Total weighted average common stock outstanding	13,202,477	13,373,516		13,308,682	12,042,477
Add: dilutive effect of employee restricted stock and options	666,908	330,801		592,168	390,040
Total weighted average diluted stock outstanding	13,869,385	13,704,317		13,900,850	12,432,517
Net income per share	$0.29	$0.40		$1.54	$0.67

Anti-dilutive stock options and restricted stock	4,380	604,393		285,487	442,838

Explanation of Certain Unaudited Non-GAAP Financial Measures
This press release contains financial information determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”), which we refer to “non-GAAP financial measures.” The table below provides a reconciliation between these non-GAAP measures and net income and net income per share, which are the most comparable GAAP measures.
Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these measures are useful supplemental information that can enhance investors’ understanding of the Company’s business and performance without considering taxes or provisions for loan losses and can be useful when comparing performance with other financial institutions. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures.
Reconciliation of non-GAAP Financial Measures

(Dollar amounts in thousands)	Three Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020
Adjusted earnings return on average assets
Net interest income (GAAP)	$18,123	$19,104	$18,241
Total non-interest income	1,290	1,476	1,519
Total non-interest expense	12,900	11,624	11,086
Pre-tax pre-provision earnings (non-GAAP)	$6,513	$8,956	$8,674
Total adjustments to non-interest expense	—	—	(27)
Adjusted pre-tax pre-provision earnings (non-GAAP)	$6,513	$8,956	$8,701

Return on average assets (GAAP)	0.58%	0.97%	1.07%
Annualized pre-tax pre-provision ROAA (non-GAAP)	0.95%	1.39%	1.68%
Adjusted annualized pre-tax pre-provision ROAA (non-GAAP)	0.95%	1.39%	1.69%

(Dollar amounts in thousands)	Year Ended December 31,
	2021	2020
Adjusted earnings return on average assets
Net interest income (GAAP)	$72,308	$60,053
Total non-interest income	6,187	4,306
Total non-interest expense	47,266	43,620
Pre-tax pre-provision earnings (non-GAAP)	$31,229	$20,739
Total adjustments to non-interest expense	—	(3,328)
Adjusted pre-tax pre-provision earnings (non-GAAP)	$31,229	$24,067

Return on average assets (GAAP)	0.86%	0.46%
Annualized pre-tax pre-provision ROAA (non-GAAP)	1.25%	1.14%
Adjusted annualized pre-tax pre-provision ROAA (non-GAAP)	1.25%	1.33%

(Dollar amounts in thousands)	December 31, 2021	December 31, 2020
PPP and PA marks adjustment
Total loans held for investment (GAAP)	$1,764,460	$1,641,422
Add allowance for loan loss ("ALLL")	12,704	16,259
Total gross loans held for investment ("LHFI")	1,777,164	1,657,681
Less Professional Bank PPP loans ("PPP")	58,615	185,748
Total LHFI excluding PPP loans (non-GAAP)	1,718,549	1,471,933
Add purchase accounting loan marks ("PA")	13,003	18,835
Total LHFI excluding PPP loans (non-GAAP) + PA marks	$1,731,552	$1,490,768

ALLL as a % of LHFI (GAAP)	0.72%	0.99%
ALLL as a % of total LHFI excluding PPP loans (non-GAAP)	0.74%	1.10%
PA marks + ALLL / LHFI excluding PPP loans (non-GAAP)	1.48%	2.35%

(Dollar amounts in thousands)	Three Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020
Net interest margin adjustment
Net interest income (GAAP)	$18,123	$19,104	$18,241
Less: PPP net interest income recognized	1,269	2,151	2,040
Net interest income excluding PPP (non-GAAP)	16,854	16,953	16,201
Less: PA premium/discounts	1,442	1,969	2,669
Net interest income excluding PPP and PA (non-GAAP)	$15,412	$14,984	$13,532
Average interest earning assets (GAAP)	2,584,329	2,431,904	1,943,581
Less: average PPP loans	72,728	117,256	206,272
Average interest earning assets, excluding PPP (non-GAAP)	2,511,601	2,314,648	1,737,309
Less: average PA marks	(14,051)	(14,317)	(17,047)
Average interest earning assets, excluding PPP and PA (non-GAAP)	$2,525,652	$2,328,965	$1,754,356
Net interest margin (GAAP)	2.78%	3.12%	3.73%
Net interest margin excluding PPP (non-GAAP)	2.66%	2.91%	3.71%
Net interest margin excluding PPP and PA (non-GAAP)	2.42%	2.55%	3.07%

(Dollar amounts in thousands)	Year Ended
	December 31, 2021	December 31, 2020
Net interest margin adjustment
Net interest income (GAAP)	$72,308	$60,053
Less: PPP net interest income recognized	8,246	3,605
Net interest income excluding PPP (non-GAAP)	64,062	56,448
Less: PA premium/discounts	6,024	7,418
Net interest income excluding PPP and PA (non-GAAP)	$58,038	$49,030
Average interest earning assets (GAAP)	2,364,294	1,713,043
Less: average PPP loans	141,511	142,020
Average interest earning assets, excluding PPP (non-GAAP)	2,222,783	1,571,023
Less: average PA marks	(16,124)	(13,160)
Average interest earning assets, excluding PPP and PA (non-GAAP)	$2,238,907	$1,584,183
Net interest margin (GAAP)	3.06%	3.51%
Net interest margin excluding PPP (non-GAAP)	2.88%	3.59%
Net interest margin excluding PPP and PA (non-GAAP)	2.59%	3.09%
Certain Performance Metrics
The following table shows the return on average assets (computed as annualized net income divided by average total assets), return on average equity (computed as annualized net income divided by average equity) and average equity to average assets ratios for the three and twelve months ended December 31, 2021.

	Three Months Ended		Year Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Return on Average Assets	0.58%	1.07%	0.86%	0.46%
Return on Average Equity	6.84%	10.61%	9.58%	4.30%
Average Equity to Average Assets	8.43%	10.12%	8.95%	10.64%
Additional Materials
There is also a slide presentation with supplemental financial information relating to this release that can be accessed at https://myprobank.com/ir/.
Forward Looking Statements
This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements contained in this presentation that are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements preceded by, followed by or including words such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” “may,” “will,” “would,” “could” or “should” and similar expressions. Forward-looking statements represent the Company’s current expectations, plans or forecasts and involve significant risks and uncertainties. Several important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include, without limitation, current and future economic and market conditions, including those that could impact credit quality and the ability to generate loans and gather deposits; the duration, extent and impact of the COVID-19 pandemic, including the governments’ responses to the pandemic and the potential worsening of the pandemic resulting from variants of COVID-19, on our and our customers’ operations, personnel, and business activity (including developments and volatility), as well as COVID-19’s impact on the credit quality of our loan portfolio and financial markets and general economic conditions; the effects of our lack of a diversified loan portfolio and concentration in the South Florida market; the impact of current and future interest rates and expectations concerning the actual timing and amount of interest rate movements; damage resulting from pending future litigation; competition; our ability to execute business plans; geopolitical developments; legislative and regulatory developments; inflation or deflation; market fluctuations; risks related to the discontinuation of the London Interbank Offered Rate; natural disasters (including pandemics such as COVID-19); critical accounting estimates; a failure or disruption in or breach of our operational or securities systems or infrastructure, or those of third parties, including as a result of cyber fraud; the composition of our workforce and our ability to attract and retain key personnel; and other factors described in our Form 10-K for the year ended December 31, 2020, Form 10-Qs for the quarters ended March 31, 2021, June 30, 2021, September 30, 2021, and other filings with the Securities and Exchange Commission. The Company disclaims any obligation to update any of the forward-looking statements included herein to reflect future events or developments or changes in expectations, except as may be required by law.
About Professional Bank and Professional Holding Corp.:
Professional Holding Corp. (NASDAQ:PFHD) is the financial holding company for Professional Bank, a Florida state-chartered bank established in 2008 and based in Coral Gables, Florida. Professional Bank focuses on providing creative, relationship-driven commercial banking products and services designed to meet the needs of small-to-medium-size businesses, the owners and operators of these businesses, professionals, and entrepreneurs. Professional Bank currently operates its Florida network through nine branch locations and two Loan Production Offices in the regional areas of Miami, Broward, Palm Beach, Duval (Jacksonville), Hillsborough and Pinellas (Tampa Bay) counties. It also has a Digital Innovation Center located in Cleveland, Ohio and a Loan Production Office in New England. For more information, visit www.myprobank.com. Member FDIC. Equal Housing Lender.